Exhibit 99.1

Investor Relations Contact:

Lippert / Heilshorn & Associates

Kirsten Chapman

(415) 433-3777

Kirsten@lhai-sf.com

AXESSTEL RAISES REVENUE GUIDANCE FOR THIRD QUARTER 2006 AND

PROVIDES REVENUE GUIDANCE FOR FULL YEAR 2006

-Expects Revenue to Reach $95 Million to $100 Million for Year-End 2006-

SAN DIEGO, CA – September 18, 2006 – Axesstel, Inc. (AMEX: AFT), a leader in the design and development of fixed wireless voice and broadband data products, announced today it is raising its financial guidance for the third quarter 2006 and providing guidance for full-year 2006.

Axesstel now expects third quarter 2006 revenue in the range of $30 million to $32 million, as compared to previous guidance of revenues approaching $30 million, originally announced on August 8th. The company also announced guidance for the full-year 2006 and expects revenues in the range of $95 million to $100 million.

“We are revising our guidance upwards for the third quarter 2006 based upon the favorable conditions we are seeing in Latin America and our broadband modems,” said Marv Tseu, CEO of Axesstel. “We are also seeing improved conditions in Asia and believe our second half 2006 will reflect strong demand for our products in multiple regions. We remain committed to delivering rapid top line growth and achieving profitability with continued product and customer diversification.”

The management team will be presenting at the third annual Merriman Curhan Ford & Co. Investor Summit on September 19, 2006 at 4 p.m. PT. A live webcast of the presentation will be accessible from the Axesstel website at www.axesstel.com. In addition, a replay of the presentation will be available.

About Axesstel, Inc.

Axesstel (AMEX:AFT) is a leader in the design, development and sale of fixed wireless voice and broadband data products. Axesstel’s product portfolio includes fixed wireless desktop phones, public call office phones, voice/data terminals, broadband modems and 3G gateways

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for access to voice calling and high-speed data services. The company delivers innovative fixed wireless solutions to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California, with a research and development center in Seoul, South Korea. For more information on Axesstel, visit www.axesstel.com.

© 2006 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to revenues, margins and profitability as well as anticipated cost reductions, manufacturing efficiencies, expected product introductions, and potential customers and markets which may affect future results and future viability. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important factors. Those factors include, but are not limited to, the risk of delays in the adoption of new technologies in developing markets; the lack of continued acceptance or growth of fixed wireless products in target markets; the possibility that networks that can support our broadband products will not be widely deployed; competition for contracts with our large telecommunication carrier customers; the risks of dependence on a limited number of those customers; the requirement for end users to accept our products and technologies; our dependence on limited or sole source suppliers; the possibility of unforeseen manufacturing difficulties; and other risk factors and information contained in Axesstel’s filings with the Securities and Exchange Commission, such as the rapidly changing nature of technology, evolving industry standards, and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; Axesstel’s need to gain market acceptance for its products; Axesstel’s need to attract and retain skilled personnel; potential intellectual property-related litigation, and Axesstel’s dependence on a few significant customer. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

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